Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003	www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Joseph Petta
May 2, 2008	212-460-4111

CON EDISON, INC. REPORTS 2008 FIRST QUARTER EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2008 first quarter earnings of $303 million or $1.11 a share compared with $256 million or $0.99 a share in 2007. Excluding items discussed in the table below, earnings from ongoing operations were $237 million or $0.87 a share compared with $263 million or $1.02 a share in the 2007 first quarter.

“Our financial results for the quarter reflect a variety of factors. Recently, we reached an agreement relating to the July 2006 power outage that, upon the PSC’s approval, will resolve its review and make available an additional $17 million of funds to assist the areas directly affected by the outage,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “We were also impacted by the effect of warm winter weather on revenues, and increased operations and maintenance costs,” he said.

In addition to providing $17 million for community funds as part of the agreement relating to the Long Island City power outage in July 2006, the company has agreed to forgo recovery of $46 million in capital invested to replace damaged equipment following the outage. These funds are in addition to the almost $50 million in operating costs and customer reimbursements that the company expensed in 2006 and early 2007.

The following table is a reconciliation of Con Edison’s reported net income for common stock and reported earnings per share to earnings and earnings per share from ongoing operations for the three months ended March 31, 2008 and 2007.

	Earnings per Share		Net Income (Millions of Dollars)
	2008	2007	2008	2007
Reported net income for common stock and earnings per share – GAAP Basis	$1.11	$0.99	$303	$256
Northeast Utilities litigation settlement	(0.11)	—	(30)	—
Discontinued operations	(0.01)	0.01	(3)	2
Net mark-to-market effects of competitive energy businesses	(0.12)	0.02	(33)	5

Ongoing operations	$0.87	$1.02	$237	$263

The company expects its earnings per share from ongoing operations for 2008, which considers the effects of the recently approved Con Edison of New York electric rate order, to be in the range of $2.95 to $3.15 a share. Earnings per share from ongoing operations excludes discontinued operations and the anticipated gain on the sale of Con Edison Development’s generation projects (approximately $1.50), which is expected to be completed in the second quarter of 2008, and the proceeds from the Northeast Utilities litigation settlement ($0.11). Also excluded from the range of earnings from ongoing operations are the net mark-to-market effects of the competitive energy businesses.

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CON EDISON, INC. REPORTS 2008 FIRST QUARTER EARNINGS	Page 2

In addition, for 2008, the company now expects to spend approximately $2.5 billion for capital investments, virtually all of which will be spent at the company’s regulated utilities. Common stock issuance of between $225 million and $425 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans is reduced in comparison to prior years due to the anticipated availability of proceeds from the sale of the generating projects. The company also intends to issue long-term debt at its regulated utilities of between $1.4 billion and $1.8 billion (in addition to $280 million for maturing securities), of which Con Edison of New York issued $1.2 billion of long-term debt in April 2008.

The results of operations for the three months ended March 31, 2008, as compared with the 2007 period, reflect sales growth, rate plans (which are designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, and interest charges), the impact of weather on first quarter revenues, the results of the competitive energy businesses including net mark-to-market effects, an additional reserve related to the Long Island City power outage, and the resolution of litigation with Northeast Utilities. The following table presents the estimated effect on earnings per share and net income for common stock for the 2008 period compared with the 2007 period:

	Earnings per Share Variation	Net Income Variation (Millions of Dollars)
Con Edison of New York
Sales growth	$0.03	$9
Impact of weather	(0.03)	(7)
Electric rate plan	0.09	23
Gas rate plan	0.04	9
Steam rate plan	0.01	3
Operations and maintenance expense	(0.06)	(15)
Long Island City power outage reserve	(0.05)	(14)
Depreciation and property taxes	(0.07)	(18)
Other (includes dilutive effect of new stock issuances)	(0.06)	(6)

Total Con Edison of New York	(0.10)	(16)
Orange and Rockland Utilities (O&R)	(0.03)	(7)
Competitive energy businesses
Earnings excluding net mark-to-market effects	(0.03)	(6)
Net mark-to-market effects (a)	0.14	38
Northeast Utilities litigation settlement	0.11	30
Other, including parent company expenses	0.01	3
Discontinued operations	0.02	5

Total variation	$0.12	$47

(a)	These variations reflect after-tax net mark-to-market gains of $33 million or $0.12 cents a share in the first quarter of 2008 and after-tax net mark-to-market losses of $5 million or $(0.02) cents a share in 2007.

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the 2008 period (272 million shares) than in the 2007 period (258 million shares).

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CON EDISON, INC. REPORTS 2008 FIRST QUARTER EARNINGS	Page 3

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days for the period ended March 31, 2008, as compared with the 2007 period were as follows (expressed as a percentage of 2007 amounts):

	2008 vs. 2007
	Actual	Adjusted
Con Edison of New York
Electric	0.9	1.7
Firm - Gas	—	2.9
Steam	(8.9)	(1.3)
O&R
Electric	(0.2)	1.1
Firm - Gas	(5.2)	0.9

Refer to the company’s First Quarter Form 10-Q, which is being filed today with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2008 and December 31, 2007 and the consolidated income statements for the three months ended March 31, 2008 and 2007. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $29 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that owns and operates generating plants and participates in other infrastructure projects.

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